Exhibit 10.23
ZUGO LIMITED
PO Box 482
St Helier, Jersey
JE4 5SP
Channel Islands
Tel:  +15 3482 4000
Fax:  +15 3482 4010

LETTER OF INTENT

PRIVATE & CONFIDENTIAL

Hilla Ovil-Brenner
Chief Executive Officer
Whitesmoke Inc
Silverside Road
Wilmington
DE 19809
USA

25 February 2010

Dear Hilla,

Whitesmoke Inc (“the Company”) - Zugo Platform

Further to your recent discussions with Mark Hirschfield, we are writing to confirm the terms which we, Zugo Limited (“Zugo”) have agreed to set up a customized Company branded start page under www.whitesmokestart.com (“Start Page”), default search page (“Default Search”) and toolbar (“Toolbar”) for Company users to search on.

The Start Page.  Default Search and Toolbar shall be powered by the Zugo search platform (“Zugo Platform”) and give access to Ask.com, Bing.com and Yahoo.com search results in relation to the Start Page and Default Search and Bing.com or Yahoo.com search results in relation to the Toolbar.  It is intended that these features shall create a good user experience by leveraging off your Company’s existing well-established brand with the objective of creating a new revenue stream for your business (“Service Offering”).

For the avoidance of doubt this Letter of Intent is intended to be legally binding in its entirety.

Key Terms of the Service Agreement

1.           Service Levels - we agree to:

(a)	provide a dedicated member of the Zugo team to assist your Company in relation to our Service Offering:

(b)	use reasonable endeavors to ensure a 99.9% uptime of the Zugo Platform and a good user experience to users of your Company;

(c)	rectify any defaults within the Zugo Platform;

(d)	specifically work with the Company in creating the required installers and the designs for the Toolbar and Start Page; and

(e)	provide the tools to your users to add and remove the Zugo Platform as and when requested.

2.           Termination

We agree to a 24 hour written termination notice provision by either party.

3.           Compensation for Distribution

3.1
With respect to the Start Page, Default Search and Toolbar, we agree to pay the Company a preferential revenue share arrangement being [—]%/[—]% in favour of the Company of all revenues we receive from our search partners for both Ask.com and Yahoo.com search results.  We refer to the email sent to you by Mark Hirschfield of Zugo on 24 February (as annexed) for estimates of RPM’s (outside USA) provided by ASK.com for guidance purposes only.

3.2
With respect to the Toolbar, we agree to pay the Company $[—] per Installation in the United States for all installed Toolbars with search results powered by Bing.com (“Bounty”).  For the avoidance of doubt “Installation” means a user has actually installed the Toolbar (which includes Start Page and Default Search resets) on the users device.

3.3
For the avoidance of doubt any revenues owed to the Company pursuant to Clauses 3.1 and 3.2 will be paid directly to the Company within 45 days after the end of each monthly accounting date, subject to such monthly revenues being cumulatively at least $[—] USD.

4.           Intellectual Property

4.1	Company Rights

The Company does not grant, and Zugo shall not claim or acquire based on this Agreement, the use of the Company brand hereunder, any right or interest (including without limitation, any implied license) in or to the Company brand features or the intellectual property rights associated with the Company, except for the limited use rights expressly set forth in this Agreement.

4.2	Zugo Rights

Zugo does not grant and the Company shall not claim or acquire, based on this Agreement or the provision of the Service Offering hereunder, any right, title or interest (including without limitation, any implied license) in or to the Zugo brand features, or the intellectual property rights associated with the Zugo Platform, except for the limited use rights expressly set forth in this Agreement.

If and when a branded Start Page is deployed outside of the Zugo.com URL onto a branded URL, for example “www.whitesmokestart.com” this URL will be fully owned and operated by Zugo for the duration of the contract.  Upon termination of the contract, this URL shall be assigned to the Company as the rightful owner.

5.           Data Protection

Zugo agrees not to use or commercialize any personal data collected from Company users deriving from the Default Search or Toolbar, unless otherwise instructed by the Company.

6.           Start Page Elements

Any elements included in the Start Page, including but not limited to banners, buttons, applications, widgets or links shall be mutually approved by both parties prior to their inclusion in the Start Page.

7.           Timescales

It is agreed that the Parties shall use best endeavours to work towards the following timescales:

(a)	By no later than 25 February 2010 - Letter of Intent signed by the Parties.

(b)	On completion of the Letter of Intent - both parties shall work towards a trial of the Service Offering for a period of 3 months (“Trial Period”).

(c)	Depending on the success of the Trial Period, the Parties shall seek a full roll out of the Service Offering.

8.           Confidentiality

We agree that it is essential that the contents of this Letter of Intent and the negotiations between us in relation to the Service Offering and the fact that such negotiations are taking place, remain strictly confidential (and in particular that such matters should not be disclosed to any person other than to its or their professional advisers) without the consent of each other, save for any announcement required by applicable law or any regulatory authority to which either of us may be subject.  Any press releases must obtain the prior mutual consent of both Parties.

9.           Costs

Each of us will be responsible for the costs of own professional advisers in considering, negotiating and agreeing the documentation relating to the Service Offering.

10.         General

(a)
This Letter of Intent and the negotiations between us concerning the Service Offering shall be governed by and construed in accordance with the law of England and each of us agree to submit to the exclusive jurisdiction of the courts of England as regards any claim or matter arising under or in connection with this Letter of Intent.

(b)
This Letter of Intent constitutes the entire agreement between the Parties hereto with respect to the matters dealt with therein and supersedes any previous agreement between the Parties hereto in relation to such matters.

(c)
Each of the Parties hereto undertakes with each of the others to do all things reasonably within his power (and so far as is lawful), which arc necessary or desirable to give effect to the spirit and intent of this Letter of Intent.

Whitesmoke Inc
Silverdale Road Suite 105, Wilmington, DE 19809
p: 8888794104
http://www.whitesmoke.com/
Email

About Whitesmoke Inc

WhiteSmoke is the brainchild of Hilla Ovil-Brenner and Liran Brenner.  The idea for the product was first raised when evil-Brenner’s father complained about the poor quality of English in email he received from foreign colleagues.  Ovil-Brenner and Brenner, a computer engineer with five year’s experience at ICQ, took this as a challenge and began the development of a tool dedicated to correcting grammar and spelling errors, and improving writing style.  From humble startup beginnings in a small apartment, the company is now a 30+ employee operation of international scope, with strong monthly growth.

WhiteSmoke’s products are based on natural language processing (NLP) technology, featuring unique and patented artificial intelligence algorithms for text enhancement.  These technologies are currently available in the WhiteSmoke 2008+ desktop application for PC, an online editor for Mac users, and specialized OEM versions for integration with 3rd party service providers.

WhiteSmoke Software encourages and helps deliver professionalism in every aspect of an individual’s writing! WhiteSmoke 2009, due for release in September 2008, brings new improvements across the board, from a revamped GUI to new grammar and style features.  Impress your boss & colleagues with proper grammar and spelling usage.  Improve your chances of getting the grade you wanted, impressing your professors/bosses, and Get WhiteSmoke Today!

We should be grateful if you would confirm your agreement on the basis set out above by signing and returning a copy of this letter.

Yours sincerely,

/s/ Trevor Robinson
Trevor Robinson
Director
Duly authorized for and on behalf of Zugo Limited

We confirm our agreement to the terms as set out above.

/s/ Hilla Ovil-Brenner
Hilla Ovil-Brenner
Chief Executive Officer
Duly authorised for an on behalf of Whitesmoke Inc